Filing under Rule 433

Dated December 12, 2006

Registration No. 333-112604

$160,000,000

NORTHWEST NATURAL GAS COMPANY

Secured Medium-Term Notes, Series B

(A Series of First Mortgage Bonds)

and

Unsecured Medium-Term Notes, Series B

Due from Nine Months to 30 Years from Date of Issue

CUSIP No.: 66765R BW5

Secured   X   Unsecured

Principal amount ($): $25,000,000

Issue price (%): 100%

Proceeds to Company ($): $24,843,750

Repayable at the option of holder:

Yes          No   X

Repayment Date: Not Applicable

Repayment Price: Not Applicable

Election Period: Not Applicable

Selling Agent(s): UBS Securities LLC

Type of Transaction: Principal Transaction

Ratings: A2/AA- (S/S)

Stated interest rate (%): 5.15%

Maturity date: December 15, 2016

Original issue date: December 15, 2006

Interest payment dates: June 1 and December 1, commencing June 1, 2007

Redeemable: Yes   X   No

In whole

In whole or in part   X

Fixed redemption price: Yes          No   X

Initial redemption date: Not Applicable

Initial redemption price: Not Applicable

Reduction Percentage: Not Applicable

Redemption limitation date: Not Applicable

Make-Whole Redemption Price: Yes   X   No

Make-Whole Spread: 0.15%

The issuer has filed a registration statement (including a prospectus) with the Securities and Exchange Commission for the offering to which this communication relates. Before you invest, you should read the prospectus in that registration statement and other documents the issuer has filed with the Securities and Exchange Commission for more complete information about the issuer and this offering. You may get these documents for free by visiting EDGAR on the Securities and Exchange Commission’s Web site at www.sec.gov. Alternatively, the issuer, any underwriter or any dealer participating in the offering will arrange to send you the prospectus if you request it by calling UBS Securities LLC toll-free at 1-888-722-9555, ext 1088.